Exhibit 23.2

Board of Directors
Capitol Federal Savings Bank MHC
Capitol Federal Financial
Capitol Federal Savings Bank
Capitol Federal Financial, Inc.

CONSENT

    Deloitte Tax hereby consents to the use in this Post Effective Amendment No. 2 to Registration Statement No. 333-166578 of our opinion dated October 27, 2010 filed as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Office of Thrift Supervision and to the Holding Company’s Registration Statement on Form S-1/A as filed with the Securities and Exchange Commission (“Registration Statement”). Deloitte Tax also consents to the references to our firm under the captions “The Conversion and Offering-Material Income Tax Consequences,” “Experts” and “Legal Matters” appearing in the Prospectus, which is part of such Registration Statement and Application for Conversion.

DELOITTE TAX LLP
Kansas City, Missouri
October 27, 2010